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                                                                     EXHIBIT (m)

                              BRYCE CAPITAL FUNDS
                           BRYCE CAPITAL GROWTH FUND
                            BRYCE CAPITAL VALUE FUND

                           FORM OF DISTRIBUTION PLAN
                                  (12B-1 PLAN)

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Bryce Capital Funds (the "Trust"), a Delaware statutory trust, on behalf of Bryce Capital Growth Fund and Bryce Capital Value Fund ("Funds"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In approving the Plan, the Trustees determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and its shareholders.

      The provisions of the Plan are as follows:

1.    PAYMENTS BY THE TRUST

      The Trust, on behalf of the Funds, shall reimburse Bryce Capital Management, LLC (the "Adviser") or others for expenses incurred by such parties in the promotion and distribution of the shares of the Funds, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid, at the direction of the Adviser, to securities dealers or others who have executed a servicing agreement with the Trust or the Adviser on behalf of a Fund, which form of agreement has been approved from time to time by the Board, including the Disinterested Trustees.

      The maximum amount that may be reimbursed by the Funds pursuant to this Plan shall be 0.25% per annum of the Funds' respective average daily net assets. Such reimbursement shall be paid on a monthly or quarterly basis as determined by the Board. In no event, shall the payments made under this Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the National Association of Securities Dealers, Inc.

2.    RULE 12b-1 AGREEMENTS

      (a) No Rule 12b-1 Agreement shall be entered into with respect to the Funds and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has been approved by a vote of a majority of the

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Trust's Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

      (b) Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

      (c) No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Funds at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of such Funds, or by vote of a majority of the Disinterested Trustees, on not more than 60 days' written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

      (d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.    QUARTERLY REPORTS

      The Adviser shall collect and monitor the documentation of payments made under Section 1, and shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.    EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan shall not take effect with respect to the Funds unless it first has been approved by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Funds for a period of one year from its execution or adoption unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Funds from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to a Fund at any time, without penalty, by a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Trustees.

5.    SELECTION OF DISINTERESTED TRUSTEES

      During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

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6.    INDEPENDENT LEGAL COUNSEL

      During the period in which the Plan is effective, any person who acts as legal counsel for the Disinterested Trustees of the Trust shall be an "independent legal counsel," as such term is defined in Rule 0-1(a)(6)(ii) under the Act.

7.    AMENDMENTS

      All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund hereunder without the approval by a majority vote of shareholders of that Fund affected thereby.

8.    RECORDKEEPING

      The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

9.    EFFECTIVE DATE

      This Plan shall take effect on the __ day of June, 2004.

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